Exhibit 99.1

Guerrilla RF Sees 125% Year-Over-Year Growth Driven by

Direct-to-Cellular Satellite Applications

GREENSBORO, NC — December 11, 2024 — Guerrilla RF, Inc. (OTCQX: GUER), a leader in RF solutions for communications, is excited to announce a 125% year-over-year growth in its satellite communication (Satcom) business. This remarkable growth has been largely driven by the increasing demand for Guerrilla RF’s products in direct-to-cellular satellite applications.

The GSMA, which represents 800 mobile operators and over 300 companies in the mobile ecosystem, estimates that only 95% of the world's population is covered by a mobile network, leaving 400 million people without coverage who could benefit from satellite-based mobile services. Additionally, although there are 5.6 billion mobile subscribers worldwide, 15% of them are not connected at any given moment. This highlights the need for integrated satellite and terrestrial networks to help fill in underserved regions and maximize coverage.

Guerrilla RF’s cutting-edge solutions are transforming mobile connectivity by enabling seamless, high- performance communication via satellite constellations, even in remote and underserved regions. The company’s products which include power amplifiers, low noise amplifiers, and other radio frequency blocks, are integral to the success of direct-to-cellular satellite constellations. These constellations provide mobile operators with the ability to offer global, high-speed cellular service, bypassing traditional terrestrial infrastructure and extending coverage to hard-to-reach areas.

Leading the Charge in Direct-to-Cellular Connectivity

As demand for global mobile connectivity continues to rise, traditional network infrastructure struggles to meet the needs of remote and rural areas. Guerrilla RF’s expansion into direct-to-cellular satellite constellations positions the company at the forefront of this emerging market, where low Earth orbit (LEO) satellites are revolutionizing mobile communication.

“We’re thrilled to report that the 125% growth in our Satcom business has been driven by the rapid adoption of our products in direct-to-cellular satellite applications,” said Ryan Pratt, CEO of Guerrilla RF. “This technology is a game-changer for mobile connectivity, and we’re proud to be a key player in enabling these satellite constellations. Our solutions are helping mobile operators deliver reliable, high- performance service to users around the world, no matter their location.”

A new study by Juniper Research, published in October 2024, predicts that the global direct-to-cell market will begin generating commercial revenue in 2025, starting modestly at $30 million. By 2029, however, this revenue is expected to grow by 8,000% to $1.7 billion.

Market research firm Analysys Mason forecasts that the direct-to-cell market will reach $100 million in revenues within the next few years, driven by emergency and text messaging services. By 2035, this figure is expected to rise to $10 billion with the addition of voice and data services.

As a result, competition in the satellite connectivity market is intensifying, with companies such as Amazon Kuiper, AST SpaceMobile, Dish Network, Globalstar, Lynk Global, MidWave Wireless, Qualcomm, Rivada Space Networks, and SpaceX driving innovation. These companies are working alongside their partner carriers, including AT&T, China Telecom, Rogers, T-Mobile, Verizon, and Vodafone.

Key Benefits of Direct-to-Cellular Satellite Constellations

Direct-to-cellular satellite constellations, powered by Guerrilla RF’s technologies, offer a variety of benefits:

●	Global Connectivity: Providing mobile connectivity to even the most remote and underserved regions, overcoming the limitations of traditional infrastructure.

●	Enhanced Reliability and Speed: Low Earth orbit satellites deliver faster and more reliable communication with lower latency compared to conventional geostationary satellites.

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Scalability: As more devices come online, direct-to-cellular satellite systems offer the ability to scale and provide service to an expanding global user base, including smartphones and IoT applications.

Guerrilla RF’s products are key enablers of these innovations, ensuring the performance, efficiency, and reliability needed for satellite constellations to operate seamlessly with cellular networks.

About Guerrilla RF, Inc.

Founded in 2013, Guerrilla RF, Inc., develops and manufactures high-performance, state-of-the-art radio frequency (RF) and microwave semiconductors for wireless OEMs in multiple high-growth market segments, including network infrastructure for 5G/4G macro and small cell base stations, SATCOM, cellular repeaters/DAS, automotive telematics, military communications, navigation, and high-fidelity wireless audio. The Company has an extensive portfolio of 100+ high-performance RF and microwave semiconductor devices with 50+ new products in development. As one of the fastest-growing semiconductor firms in the industry, Guerrilla RF drives innovation through its R&D to commercialization initiatives and focuses on product excellence and custom solutions to underserved markets. The Company has shipped over 200 million devices and has repeatedly been included in Inc. Magazine’s annual "Inc. 5000" list. Guerrilla RF has made the top "Inc. 500" list for two years in a row. For more information, please visit https://guerrilla-rf.com or follow the Company on LinkedIn.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements include projections, predictions, expectations, or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the Company and its management about future events. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond the Company’s control. Actual results may differ materially from those in the forward-looking statements as a result of several factors, including those described in the Company’s filings with the SEC available at www.sec.gov. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to revise or update information in this release to reflect events or circumstances in the future, even if new information becomes available.

Contact

Sam Funchess, VP of Corporate Development

ir@guerrilla-rf.com

+1 336 510 7840